Exhibit 3.4

CERTIFICATE OF INCORPORATION OF A LIMITED LIABILITY COMPANY,

CALLED:

"DAMPIERRE HOLDINGS SPAIN S.L."

NUMBER:  ONE THOUSAND FIVE HUNDRED.

IN MADRID, on this sixth day of May of two thousand and three.

Before me, PABLO DURAN DE LA COLINA, Notary of the Chartered Institute of Notaries of this capital city, residing therein,

APPEARS:

MR. DANNY-HENRY KRAGT, of age, Dutch, married and a resident of Barcelona, Aribau Street No. 171, holder of National Identity Card No. X0665734-E as a resident in Spain, in full force and effect, representative of the Company "TMF SPAIN, S.A.", based in Barcelona, Aribau Street No. 171, with Tax identification number B61911897, established by deed authorized by the Notary of Barcelona, Mr. Juan Rubies Mallol, on March 17, 1999, protocol number 1836 and registered in the Commercial Registry of Barcelona in volume 31693, Folio 20, page B-198571, registration 1.

ACTING

a)  Mr. Danny-Henry Kragt, on his own behalf and right.

b) AND the Company "TMF SPAIN, S. A." for and on behalf of:

1.- The trading company called "TMF PARTICIPATIONS HOLDINGS (SPAIN), S.L." based in Barcelona, Aribau Street No. 171, with Tax identification number B62188628, established by deed authorized by the Notary of Barcelona, Mr. Miguel Tarragona Coromina, on February 1, 2000, under protocol number 400 and registered in the Commercial Registry of Barcelona in volume 32473, folio 102, page B-212503, registration 1.

"TMF SPAIN, S.A." holds such representation by reason of its office as Sole Director of the Company for which it was designated, for a period of five years, in the articles of incorporation, which, according to the current legislation and the governing bylaws, has the power of representation thereof; being so stated in the authentic copy of the document aforementioned, to which I refer, assuring the validity of the position and authority.

2.- The trading company called "TMF PARTICIPATIONS HOLDINGS (SPAIN), S.L." based in Barcelona, Aribau Street No. 171, with Tax identification number B61956769, established by deed authorized by the Notary of Barcelona, Mr. Miguel Tarragona Coromina, on April 28, 1999, under protocol number 2166 and registered in the Commercial Registry of Barcelona in volume 31844, folio 202, page B-198334, registration 1.

"TMF SPAIN, S.A." holds such representation by reason of its office as Sole Director of the Company for which it was designated, for a period of five years, in the articles of incorporation, which, according to the current legislation and the governing bylaws, has the power of representation thereof; being so stated in the authentic copy of the document aforementioned, to which I refer, assuring the validity of the position and authority.

3.- The trading company called "TMF SOCIEDAD DE DIRECCIÓN, S.L." based in Barcelona, Aribau Street No. 171, with Tax identification number B61956454, established by deed authorized by the Notary of Barcelona, Mr. Miguel Tarragona Coromina, on April 28, 1999, under protocol number 2164 and registered in the Commercial Registry of Barcelona in volume 31844, folio 195, page B198332, registration 1.

"TMF SPAIN, S.A." holds such representation by reason of its office as Sole Director of the Company for which it was designated, for a period of five years, in the articles of incorporation, which, according to the current legislation and the governing bylaws, has the power of representation thereof; being so stated in the authentic copy of the document aforementioned, to which I refer, assuring the validity of the position and authority.

He has, in my opinion, as he appears before me, the legal capacity to grant this CERTIFICATE OF INCORPORATION OF LIMITED LIABILITY COMPANY, and to such effect,

STATES:

That the principals' will is to constitute a limited liability company, carrying it out by this Certificate as follows:

PROVISIONS:

FIRST: To constitute the trading company called "DAMPIERRE HOLDINGS SPAIN, S.L." which shall be governed by the Bylaws, and when these do not apply, by Limited Liability Companies Act 2/95 of March 23, the Commercial Code and supplementary provisions.

The appearing party delivers to me the Bylaws governing the Company, which I read to him in full and aware thereof its content is ratified and he approves and signs in my presence, and they are recorded as an integral part of this original document, for which purpose they are attached hereto, issued on five pages of regular paper typed on one of its sides.

SECOND: The corporate capital is THREE THOUSAND ONE HUNDRED EUROS, divided into 62 shares of FIFTY EUROS face value each numbered consecutively from 1 to 62, inclusive, and is assumed entirely by:

The Company "TMF PARTICIPATIONS HOLDINGS (SPAIN), S.L." assuming 61 shares, numbered 1 through 61, inclusive, at full face value of THREE THOUSAND FIFTY EUROS.

And the Company "TMF SOCIEDAD DE PARTICIPACIÓN, S.L." assuming one share, number 62, at face value of FIFTY EUROS.

The partners have disbursed through a monetary contribution all the equity participations which they respectively assume, totaling these contributions the amount of THREE THOUSAND ONE HUNDRED EUROS.

The equity participations are thereby assumed and paid representing the total stock capital.

He provides proof of the monetary contribution through the corresponding certification, which he shows me and I attach hereto, that he made the payment on behalf of the Company, in the account and the bank listed in thereof.

THIRD: The governance, management and administration of the Company is entrusted to a SOLE ADMINISTRATOR, being designated as such, for a term of five years, the entity "TMF SOCIEDAD DE DIRECCIÓN, S.L.".

This Company in the exercise of the functions inherent to that position through its Sole Director, the entity "TMF SPAIN, S.A.", here present through its representative, Mr. Danny-Henry Kragt, designates as permanent representative the same MR. DANNY-HENRY KRAGT, who accepts the position on behalf of the company and his designation.
FOURTH: The administrator, with the Company not yet registered, may exercise his authority from the date of commencement of activities within its sphere of action provided for in the bylaws and the legal provisions.-

FIFTH: It is expressly prohibited the filling or exercise of management positions in this Company by incompatible people under Law 12/95 of May 11 and by the laws of the Autonomous Communities that may be competent; asserting, after my warning, not to be are not subject thereto.

SIXTH: He asserts that the name given to the Company hereby constituted does not match any other pre-existing companies as evidenced by certification of the Central Commercial Registry, which it is shown to me and I attach hereto.

SEVENTH: The parties hereto grant each other power so that either of them alone can amend or correct this deed and bylaws attached thereto, provided that such amendments or corrections are limited to make any changes involving the verbal or written assessment of the Commercial Registrar.

PARTIAL REGISTRATION: In accordance with the Business Registry Regulations, they expressly consent to the partial registration of this Deed and the Bylaws, in the event that any of its provisions or stipulations should be in any way defective in the judgment of the Commercial Registrar.

Legal reservations and warnings are made, especially those related to taxes and the obligation to submit a copy of this deed to the Commercial Registry for registration.

Pursuant to the Organic Law 15/1939, the appearing party is informed and accepts, as well as his principals, the incorporation of their data to computer database in my Notary Office, which shall be kept therein in confidence, without prejudice to any submission as required by law.

According to his choice, the appearing party proceeds to read this document. Informed of its contents he ratifies and signs. I, the Notary, hereby declare that through the existing photograph on his identity document shown the consent was freely given, that the grant is legally valid and conforms to the will duly expressed by the principals and the total context of this public instrument, which is issued in five pages of paper exclusive for notarial instruments, this present one and the previous four in order, all from the same series.

The signature of the appearing party follows. Signed: Pablo Duran de la Colina, signed and sealed.

There is an ink box which reads:

"Third Additional Provision, Law 8/1989 of April 13"
Basis for calculation: € 3,100.
Applicable fee Nos. 2, 4, 7,
DUTIES € 169.49.

ATTACHED DOCUMENTS

COMPANY BYLAWS

TITLE 1

GENERAL PROVISIONS

Article 1.- The company is called:

DAMPIERRE HOLDINGS SPAIN, S.L.

Article 2.- The purpose of the Company shall be:

-	the constitution, participation by itself or indirectly in the management and control of other firms and companies;

-
the acquisition, sale, possession and operation of real estate; vehicles of all types, time and place; machines of all kinds; paintings of all types and periods; sculptures of all types and periods; pottery for any application and use; minerals of all types and value, intellectual works of all kinds, such as literature, science, audiovisual, music, translations, software and photographs; values in general excluding activities that as per special legislation and basically pursuant to the Securities Exchange Act pertain exclusively to other entities;

-	the negotiation and exploitation of patents, trademarks, licenses, know-how and intellectual property rights;

-
the intermediation in trade, business and real estate activities, not reserved by law to certain professional entities; and rendering services incidental to the activity described. These activities may be performed by the Company wholly or partly, indirectly, through the ownership of shares or equity participations in companies with similar or identical purpose.

Article 3.- All those activities for which the law requires special requirements and are not met by this Company are excluded from the corporate purpose. In the event legal provisions require for the exercise of any activities within the corporate purpose any professional qualifications or administrative authorizations, or registration in Public Records, such activities shall be carried out by individuals who hold such professional qualifications and, if applicable, they shall not be commenced until all administrative requirements are met.

Article 4.- The duration of the Company is indefinite and starts its operations on the day of the execution of the certificate of incorporation.

Article 5.- The closing date of the fiscal year shall be on December 31 of each year.

Article 6.- The registered office of the Company is established at Velázquez Street No. 17, Madrid. By resolution of the Board of Directors the registered office may be moved within the same municipality where it is established, as well as branches, agencies and offices may be established, moved, or closed down as the development of the social activity may require.

Article 7.- The corporate capital is (3,100) THREE THOUSAND EUROS, divided into sixty-two equity participations, numbered consecutively from the unit, fifty EUROS face value each, cumulative and indivisible, which cannot be converted into negotiable securities or called shares. The corporate capital is fully subscribed and paid.

TITLE II.

PROVISIONS GOVERNING EQUITY PARTICIPATIONS

Article 8.- The equity participations are subject to the rules provided in the Law.

The transfer of equity participations and the constitution of any security interests in shares shall appear in a public document. The incorporation of other rights must be recorded in Public Deed.

Rights against the Company may be exercised from the time the Company hears about the transfer or creation of an encumbrance.

The Company shall keep a Register of Members which any shareholder may examine and obtain the rights certificates thereof registered in their names.

Article 9.- The transfer of equity participations shall be governed by Articles 28 and following of the Law. Consequently, voluntary transmission of shares by acts inter vivos between partners shall be free, or in favor of spouse, parents or children of the member or of companies belonging to the same group as the transferor, and transfers upon death as well.

Article 10.- In case of USUFRUCT of equity participations, the shareholder's status resides in the bare owner, but the usufructuary shall be entitled to dividends declared by the Company during the usufruct. In case of PLEDGE, the owner shall exercise the shareholder's rights.

TITLE III.

CORPORATE BODIES

Article 11.- The corporate bodies are the General Meeting and the administrators, and in matters not covered by these Bylaws they shall be governed by the provisions of Articles 43 and following of the Law.

Article 12.- GENERAL MEETING.

Members gathered at the General Meeting shall decide, by legal majority, in all matters within the jurisdiction of the Meeting.

Article 13.- NOTICE OF GENERAL MEETING.

The General Meeting shall be assembled by the Administrators or liquidators, if appropriate, by individual communication and written notice to all members at the address recorded in the register, by certified mail, return receipt requested.

Article 14.- ATTENDANCE AND REPRESENTATION

All members are entitled to attend the General Meeting in person or represented by another person, member or not. The representation shall involve the location of the participations of the principal, must be in writing and if not included in a public document, it must be specifically for each Meeting.

Article 15.- ADMINISTRATORS

The General Meeting shall entrust the Company management to a sole Director, two Directors acting jointly or several Directors acting severally, with a maximum of seven, or to a Board of Directors.

Section 16.- In order to be appointed Director it is not required to be a member.

Article 17.- The Governing Body aforementioned shall hold office for an indefinite term, subject to the authority of the Members' General Meeting to proceed at any time to its removal and/or termination pursuant to the provisions of the Law and these bylaws.

Article 18.- The Governing Body shall manage, administer and represent the Company, having authority, as widely understood, to hire in general, perform all kinds of acts and transactions, obligatory or as provided by law, and ordinary administration and strict ownership with respect to all kinds of goods, excluding only those matters within the competence of other bodies or which are not included within the corporate purpose.

In particular, without limiting it to the enumerated activities, the Governing Body shall:

1.- Keep the accounting books and the correspondence; get any kind of letters, certificates, money orders or packages from Post Offices; enter into transport and insurance agreements; collect and make payments of invoices, contributions and taxes; sign and deliver settlements.

2.- Appoint, replace and dismiss the Company's personnel; set and pay salaries and other compensations; regulate their services; file monthly registrations and deregistrations in the social security system, and related entities; execute liquidations and pay amounts due solving any controversies that may arise.

3.- Contract utilities, such as gas, energy, water, electricity, telephone and other services.

4.- Withdraw from any entity any amounts for undue or excess income, compensations, subsidies, premiums, deposits and any other items which correspond to the Company.

5.- Open and close accounts of any kind, bankbooks, with banking and credit institutions of all kinds, including the Bank of Spain and Savings Banks; deposit, credit and withdraw cash or securities; order transfers and payments on those accounts, and in general dispose of the balances thereof through by any process; open credit lines and sign policies or certificates thereof; execute any known operations in trading with these entities; borrow money.

6.- Pledge and act as guarantor for others.

7.- Draw, endorse, pledge, negotiate, accept, intervene, collect and pay bills of exchange, promissory notes, checks and other drafts, and dishonor them for nonpayment or other causes.

8.- Account for and present balances to the General Meeting.

9.- Celebrate any act of administration, management or disposition of all rights, things and goods, even furniture. Consequently, it shall perform acts of sale, lien, waive, acquisition or transfer of any title, modification of mortgage lenders, declaration of new construction, divisions in horizontal property system, drafting bylaws, boundaries, excesses of space, issuance of payment cards and settling consents.

This list should be understood as merely illustrative, in that the concepts of administration, management or disposition aforementioned must be interpreted in the broadest sense.

10.- Attend all types of auctions, bids of the State Administration, Autonomous Communities, and Provincial or Municipal and other official entities or individuals, being able, therefore, to write, sign and file and, if applicable, to improve in verbal tender the relevant offers or proposals and make, if necessary, clarifications and in general to act in all events; to claim, receive and collect, in whole or part, the amounts and securities delivered to it or awarded in payment of sales or supplies made either by individuals, by public or private entities, signing the timely receipt or payment letter and even, if necessary, the corresponding final award document; to constitute deposits or provisional or definitive guarantees that may be required, and replace and cancel one and the other, withdrawing and collecting funds belonging to them; and for that to sign the documents that may be required.

11.- Attend Groupings, Associations, Unions and other entities' Meetings. To appear and to sue and be sued before the Authorities, Courts, Magistrates, Notaries, Registries and offices and agencies of any order or jurisdiction, exercising all kinds of rights, actions, defenses and remedies in any proceedings; to compromise, withdraw deposits, refer disputes to the judgment of arbitrators or equity; to make depositions and testify in court; appoint lawyers, prosecutors and other professionals, with general or special powers for litigation, even for filing appeals, revision or other exceptional remedies; to make and answer notarial requests or otherwise.

12.- Participate in bankruptcy cases, including for reduction of amount and extension of time, for arrangement with creditors, bankruptcy or insolvency, with the capacity to propose, modify, accept or comply with agreements made by others; if applicable, and in the cases referred to, to admit and take possession of the positions for which the Company has been appointed.

13.- Participate in the creation of other commercial or civil companies, making all subscriptions, assumptions and contributions required, and accepting management positions therein.

14.- Grant and revoke powers.

15.- Sign public and private documents and request copies thereof in which the Company may have a direct or indirect interest.

Article 19.- The office of director shall be unpaid.

Article 20.- BOARD OF DIRECTORS.

The Board of Directors, if any, shall consist of a minimum of three and a maximum of twelve members.

The Board shall be validly constituted when at the meeting the half plus one of its members is present or represented by another Director. Proxies shall be granted by letter submitted to the Chairman. Resolutions shall be adopted by an absolute majority of those present at the meeting, to be convened by the Chairman or the Vice Chairman, if any. Voting in writing without a meeting shall be valid if no Director objects thereto. In case of a tie, the personal vote of the Chairman shall be decisive. The Board shall meet whenever the Chairman decides, either on his own initiative or at the request of two of its members. Notice shall be sent by letter or telegram addressed to each and every one of its members, twenty-four hours in advance.

It shall designate its Chairman and a Secretary.

The Chairman of the Board of Directors, whenever deemed necessary or desirable, may convene the General Meeting, communicating to all Directors.

TITLE IV

SEPARATION AND EXCLUSION OF MEMBERS

Article 21.- The members shall have the right to abandon the Company and may be excluded from it by resolution of the General Meeting, for the reasons and in the manner provided in Articles 95 and following of the Law.

TITLE V

DISSOLUTION AND LIQUIDATION

Article 22.- The Company shall be dissolved and liquidated on such grounds and in accordance with the rules laid down in Articles 104 and following of the Law.

Article 23.- The Directors at the time of dissolution shall become liquidators, unless the General Meeting appointed other liquidators at the time of agreeing on the dissolution. The liquidators are appointed indefinitely. Three years after the opening of the liquidation without having submitted to the approval of the General Meeting the final balance of the liquidation, any partner or person with a legitimate interest may request the Court of Original Jurisdiction of the registered office the severance of the liquidators in the manner provided by law.

Article 24.- The liquidation proceeds corresponding to each member will be proportional to its equity participation.

TITLE VI

SOLE PROPIERTORSHIP

Article 25.- In case the Company becomes a single member company the provisions of 125 and following of the Law shall apply, and the sole member shall exercise the powers of General Meeting.

Six months after a sole member owns all the equity participations, without this circumstance being entered in the Commercial Registry, the single owner shall be held liable jointly and severally for debts incurred during the sole proprietorship. Having been entered the sole proprietorship, the sole member shall not liable for the debts incurred thereafter.

MS MARIA ISABEL PINIELLA DE SANDE AND MS. MARIA DEL ROSARIO RODRIGUEZ DE LA CUERDA RESPECTIVELY AS DEPUTY DIRECTOR AND PROXY OF BANCO SANTANDER CENTRAL HISPANO

DO HEREBY ATTEST

THAT on April 30, 2003 in concept of  CAPITAL CONTRIBUTION, it has been received from the firm TMF Sociedad de Participación S.L. the amount of 50 Euros (fifty Euros) and from the firm TMF Participations Holdings (Spain) S.L. the amount of 3,050 Euros (three thousand and fifty Euros),

AND

THAT upon following instructions, such amounts are paid in the Euro current account number:

0049 - 1555 - 14 - 281 - 0156666  on behalf of DAMPIERRE HOLDINGS SPAIN S.L. IN PROCESS OF INCORPORATION at the office 1555 of this BANCO SANTANDER CENTRAL HISPANO S.A. located in Jose Ortega y Gasset, 6.

In witness whereof, for the purposes of certifying the appropriate investments and at the request of stakeholders, and in accordance with the provisions of the Limited Partnership Act, this document is issued in Madrid on this fifth day of May of two thousand and three.

Signed: Maria Isabel Piniella de Sande

Signed: Maria Rosario R. de la Cuerda

CERTIFICATION NO. 02165798

CERTIFICATION RENEWAL EXPIRED

Mr. José Luis Benavides del Rey, Commercial Central Registrar in virtue of the request by:  TMF SOCIEDAD DE PARTICIPACIÓN, S.L., on request dated 04/21/2003 and entry number 03016449

CERTIFIES: That the denomination:

DAMPIERRE HOLDINGS SPAIN, S.L.

legal entity reserved in favor of the applicant, according to CERTIFICATION dated 08/05/2002 from which the reservation period of fifteen months specified in Article 412.1 of the Business Registry Regulations continues.

This certificate is being issued as a renewal of the expired previous one, pursuant to the provisions of Article 414.1 of the aforementioned Regulations.

The expired certification is attached hereto, which is disabled simultaneously upon signing this document.

MADRID, on this twenty second day of April of two thousand and three.

THE REGISTRAR [Signed]

NOTE.- This renewal shall be valid, executed as a deed, for TWO MONTHS from the date of issuance, in accordance with the provisions of Article 414.1 of the Business Registry Regulations, which should be notwithstanding the reservation period of fifteen months from the issuance of certification and he effect set forth in Article 412 of the Regulations.

FIRST LITERAL COPY of the original  appearing in my current record of public instruments, on which I have made an annotation of this copy. And for the benefit of the constituted Company, I issued in ten pages of paper exclusive for notarial instruments, 4V series, Numbers 7.447.576 and the following nine in sequence, which I sign, mark and seal,  in Madrid, on this seventh day of May of two thousand and three. I DO HEREBY CERTIFY.

[Signed]

ENDORSEMENT.- Madrid, on the sixth of June of two thousand and three.

I, Paul Duran de la Colina, as attesting notary of this copy and of the original document, I certify that after being collated with the original document, which appears in my protocol, there has been identified an error when transcribing the term of office of the Sole Director appointed in the incorporated company, which is not five years, as appearing on the copy, but "indefinite", which is the one appearing in the original entry.

Pursuant to Articles 153 and 243 of the Notarial Regulations, I proceed to correct the error in issuing such copy, as previously expressed. I DO HEREBY CERTIFY.

[Signed]

I, the undersigned COMMERCIAL REGISTRAR upon prior review and certification of the previous document in accordance with Article 18-2 of the Commercial Code and the Business Registry Regulations, proceed to registration in the:

VOLUME: 18 910                        BOOK: 0                     FOLIO: 54

SECTION: 8                                 PAGE: M 330037

REGISTRATION:                       1

Madrid, [illegible date]

THE REGISTRAR [Signed]

LIST SENT TO BORME (Official Gazette of the Companies Registry)

(Entry 1/2003/70.284,0)

DAMPIERRE HOLDINGS SPAIN S.L. - B83643551 [not legible]

Incorporation

Start Date of Operations: 05/06/03
Term of Duration: Indefinite
REMIC Negative: 2002 / 165798

Corporate Purpose: THE CONSTITUTION, PARTICIPATION BY ITSELF OR INDIRECTLY IN THE MANAGEMENT AND CONTROL OF OTHER FIRMS AND COMPANIES.

Address: CALLE VELAZQUEZ,  NUMERO 17
Town: MADRID
Province: MADRID
Corporate Form: Limited
Subscribed Capital:                                EUR 3,100.00
Paid-in Capital:                                        EUR 3,100.00

Appointment of Member of the Governing Body

Named Subject: TMF SOCIEDAD DE DIRECCIÓN S.L.
Title or Position: Sole Director
Appointment Date: 05/06/2003

Appointment to post:

Named Subject: KRAGT DANNY HENRY
Title or Position: Representative
Appointment Date: 05/06/2003

Register Data:

Volume:  18910, Book: 0, Folio: 54, Section: 8, Page: M 330037 Registration: 1    / Date: 06/11/2003 Prep. Year: 2003
Amount for Publication in BORME: 58.90

This information is provided for the purposes specified in paragraph 2 of Article 25 (correction of errors) of the Order of the Ministry of Justice of December 30, 1991.